CONSULTING AGREEMENT

between

Kimberly-Clark Corporation

(K-C)

and

Kathi P. Seifert

(Consultant)

        Made as of the 1st day of July, 2004

CONSULTING AGREEMENT

        THIS AGREEMENT made as of the day and year first set forth above, by and between Kimberly-Clark Corporation, a Delaware corporation, with offices at 2100 Winchester Road, Neenah, Wisconsin 54957 (“K-C”) and Kathi P. Seifert, who resides in Appleton, Wisconsin (“Consultant”).

WITNESSETH:

        WHEREAS, Consultant possesses expertise in the consumer products business, including K-C’s brands and in K-C’s customer relationships;

        WHEREAS, Consultant has represented K-C’s interest with community groups and on boards of directors for charitable and nonprofit organizations;

        WHEREAS, Consultant possesses expertise in leadership, new products, diversity and culture change;

        WHEREAS, K-C wishes to continue to retain Consultant’s services as a senior executive consultant after her retirement;

        WHEREAS, Consultant represents to K-C that Consultant has the necessary knowledge, experience, skill and the legal right to perform such services; and

        WHEREAS, K-C desires to utilize such knowledge, experience and skill upon the terms and conditions set forth herein;

        NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1

CONSULTING SERVICES

        Consultant acknowledges that she voluntarily retired as Executive Vice President and as an employee of K-C effective June 30, 2004 following 26 years of exemplary service to the K-C. Consultant shall provide K-C consulting services as a Consultant and such other work (the “Services”) as requested from time to time by K-C by Thomas J. Falk, Chief Executive Officer, Cheryl A. Perkins, Chief Technical Officer, or any other individuals its Chief Executive Officer may designate. The Services shall be performed solely by Consultant.

ARTICLE 2

TERM AND TERMINATION

        The Services to be performed by Consultant pursuant to this Agreement shall commence on July 1, 2004, and continue for a period of three years until June 30, 2007. Notwithstanding the expected term hereof, K-C or Consultant may terminate the Services at any time in the event of the failure of the other party to comply with any of the provisions hereunder after receiving written notice of such failure and not curing the same within 30 calendar days. This Agreement also shall terminate on the death or incapacity of the Consultant. In the event of termination of this Agreement, for any reason whatsoever, with or without cause, the provisions of Articles 4 through 11 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

ARTICLE 3

COMPENSATION

        For the Services, K-C shall pay Consultant $25,000 per quarter, such fee to be paid on the first day of each calendar quarter, commencing on July 1, 2004 with the final payment occurring on April 1, 2007. Consultant shall be available to provide Services for a maximum of 200 hours per year at such times as can reasonably be agreed by the parties. In the event that K-C requests Consultant to provide services in excess of 200 hours per year, Consultant shall be compensated at a rate to be agreed upon by the parties. K-C shall reimburse Consultant for all necessary travel and other expenses incurred in connection with the Services provided that such expenses have been incurred with K-C’s prior written approval and further provided that Consultant supports such expenses with appropriate documentation.

ARTICLE 4

FULL AND FINAL RELEASE OF CLAIMS

        In consideration of the payments provided under this Agreement, Consultant, for herself, her attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges K-C, all subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to in this Article 4 as “K-C”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the effective date of this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Consultant’s employment or otherwise, under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by K-C. The benefits provided under this Agreement are in lieu of any benefits payable to Consultant under any severance program sponsored by K-C, provided, however, that nothing in this Agreement and Release is intended to waive Consultant’s entitlement to vested benefits under any pension or 401(k) plan or other benefit plan provided by K-C.

ARTICLE 5

CONFIDENTIAL INFORMATION

        Consultant shall keep confidential all information, written or oral, with which Consultant comes into contact as a result of performing the Services (either during the period that the Consultant provides Services under this Agreement or at any time thereafter), limiting access thereto on a need to know basis, and shall not, without K-C’s prior written consent disclose such information, except as authorized hereunder. Any and all printed, typed, written or other material, including any material gathered as a result of meetings and interviews, which Consultant may obtain, produce or prepare shall be and remain the exclusive property of K-C. Any and all such materials shall, upon termination of this Agreement or upon the request of K-C, be promptly delivered to K-C, and Consultant shall make no use, directly or indirectly, of any such material or information contained therein or derived therefrom, except with the prior written consent of K-C.

        Also, in exchange for the consideration provided in Article 3 above, Consultant acknowledges that in her position with K-C, she obtained confidential business and proprietary information regarding K-C and otherwise. She agrees that she will not make any such information known to any member of the public. This paragraph is not intended, however, to preclude Consultant from testifying truthfully in any court of law or before an administrative agency, although Consultant agrees that she will testify as to K-C matters only if served with a lawfully executed subpoena.

        A copy of the Confidential Information and Business Ideas, Inventions and Developments Agreement executed by Consultant, dated March 27, 1978, the Noncompete Agreement executed by Consultant, dated April 1, 1998 and the proposed Noncompete Agreement to be executed by Consultant, are all attached as Exhibit A. Nothing in this Agreement, including Article 14, is intended to modify Consultant’s continuing obligations under any such agreement.

ARTICLE 6

NON-SOLICITATION

        Consultant shall not, at any time during the period of this Agreement, initiate or cause, directly or indirectly, any action which would cause, serve to encourage, solicit or induce employees of K-C to leave its employ.

ARTICLE 7

COPYRIGHTS

        Consultant and Consultant’s employees, if any, agree to grant, license, release and assign to K-C all right, title and interest in all copyrights arising out of the Services. All works of authorship created by Consultant while providing the Services shall be “works made for hire.” Upon request, Consultant shall provide K-C with whatever documents, information or materials are in Consultant’s possession or reasonably available to Consultant to enable K-C to protect its copyrights in any materials produced pursuant to this Agreement.

ARTICLE 8

INVENTIONS AND IDEAS

        Consultant shall promptly disclose and assign to K-C any and all ideas and inventions, patentable or unpatentable, of or relating to anything done in connection with this Agreement or made or conceived which may result from or be suggested by the Services performed. All such ideas and inventions shall be and become the exclusive property of K-C, whether or not patent applications are filed thereon, and Consultant shall at any time and from time to time, upon request, at the expense of K-C, make application through representatives of K-C or its nominees for patents of the United States or any foreign jurisdiction. Consultant shall promptly provide all reasonable assistance and shall furnish, execute and deliver any and all documents necessary to do any and all acts in securing for K-C or K-C’s benefit patents in any and all countries. Termination of this Agreement shall not release Consultant from Consultant’s obligations hereunder as to any inventions which, by this Agreement, Consultant has agreed to assign. K-C will, however, provide a lovely, framed copy of any patent issued to the Consultant, should she so desire.

ARTICLE 9

INDEPENDENT CONTRACTOR

        For the period from July 1, 2004 until June 30, 2007, Consultant shall be an independent contractor, and not an employee, and as such is not entitled to any employee benefits arising from performance under this Agreement. Consultant shall not become the agent, representative, employee or servant of K-C in the performance of the Services or any part thereof, and no express or implied representations to the contrary shall be made.

ARTICLE 10

WARRANTY AND INDEMNITY

        Consultant warrants and guarantees that: (a) the terms of this Agreement do not violate any existing agreements or other obligations to which Consultant is bound, (b) the best technical practices, procedures, skill, care and judgment shall be employed in the performance of the Services, (c) the Services shall be performed in the most expeditious and economical manner consistent with K-C’s best interests, and (d) Consultant shall at all times cooperate with K-C so as to further the best interests of K-C. Consultant shall defend, indemnify and hold K-C harmless from and against all claims, damages, costs and expenses (including attorneys’ fees) suffered or incurred because of any injury (including death) or property damage, or both, caused by or due to the act or negligence of Consultant, Consultant’s employees or agents or otherwise arising out of or in connection with Consultant’s performance of the Services.

ARTICLE 11

NOTICES

        All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by teletype or telegraph, or when deposited with the United States Postal Service, first class registered or certified mail, postage prepaid, addressed to the last known address provided by Consultant to K-C, or if to K-C, as follows:

      If to K-C:

                   Kimberly-Clark Corporation
351 Phelps Drive
Irving, TX 75038
                  Attention: General Counsel

or to such other address or individual as either party may specify from time to time in writing.

ARTICLE 12

ASSIGNMENT

        Consultant shall not assign, subcontract or otherwise transfer this Agreement or any payments due or to become due hereunder without K-C’s prior written approval.

ARTICLE 13

REVOCATION PERIOD

        Consultant acknowledges that she has been advised by K-C to consult with an attorney in regard to this matter. Consultant further acknowledges that she has been given twenty-one (21) days from the time that she receives this Agreement to consider whether to sign it. If Consultant has signed this Agreement before the end of this twenty-one (21) day period, it is because she freely chose to do so after carefully considering its terms. Finally, Consultant shall have seven (7) days from the date she signs this Agreement to change her mind and revoke the Agreement. If Consultant does not revoke this Agreement within seven days of her signing, this Agreement will become final and binding on the day following such seven day period.

      ARTICLE 14

ENTIRE AGREEMENT; AMENDMENT

        This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. No waiver, modification or amendment of any term of this Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment and signed by the parties hereto. Any noncompete agreements, and other prior agreements between the parties related to inventions, business ideas, and confidentiality of corporate information, remain intact.

ARTICLE 15

GOVERNING LAW

THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS IN THE STATE OF WISCONSIN.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each party as of the day and year first set forth above.

CONSULTANT /s/ Kathi P. Seifert ———————— Kathi P. Seifert

KIMBERLY-CLARK CORPORATION By: /s/ Thomas J. Falk ———————— Name: Thomas J. Falk Title: Chief Executive Officer

SUPPLEMENTAL
CONFIDENTIALITY AND NONCOMPETE AGREEMENT

        This Supplemental Confidentiality and Noncompete Agreement (“SCN Agreement”) is made between Kimberly-Clark Corporation (“K-C”) and Kathi P. Seifert (“Executive”). Executive enters into this SCN Agreement on behalf of herself and her spouse, heirs and assigns, if any.

        WHEREAS, K-C has employed Executive for years in various upper-management level positions in which Executive has obtained knowledge of and full access to the full range of the confidential, proprietary information of K-C that is competitively valuable, much of which constitutes trade secrets pursuant to Wis. Stat. section 134.90; and

        WHEREAS, both K-C and Executive acknowledge that Executive’s knowledge of K-C’s trade secrets and other confidential proprietary information is thorough, both in terms of the breadth (i.e. information from K-C’s various business units and regarding K-C’s various products), and in terms of depth (i.e. the level of detail, and information about K-C’s prior, current and future activities); and

        WHEREAS, both K-C and Executive acknowledge that because of Executive’s expansive and thorough knowledge of K-C’s trade secrets and other confidential proprietary information, and its business plans and strategies, K-C would suffer serious competitive harm if Executive were to perform any services for a substantial competitor of K-C in which Executive made or influenced any business decisions of that competitor; and

        WHEREAS, both K-C and Executive acknowledge that if Executive were to perform services for a substantial competitor of K-C in which Executive made or influenced any business decisions of the competitor, Executive would inevitably use for the benefit of the competitor and

SUPPLEMENTAL

to the competitive detriment of K-C her knowledge of some K-C trade secrets or other competitively valuable confidential information.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, and specifically the payment described in paragraph 2 below, K-C and Executive agree as follows:

1.     Definitions.

        A.   “Competitor” shall mean K-C’s primary, substantial competitors named in this paragraph: specifically Procter & Gamble Company, Johnson & Johnson, Georgia-Pacific Corporation, Playtex Products, Inc., SCA Tissue, Tyco International Inc., Unicharm Corporation and any subsidiary or corporate affiliate of these companies that competes with K-C.

        B.   “Confidential Information” shall mean all of the business-related information of K-C that is not publicly accessible, including, but not limited to, information related to K-C products, manufacturing, research and development, operations, sales, marketing, finances, personnel, vendors, strategies, methods, and processes. Confidential Information necessarily includes, but is not limited to, Trade Secrets.

        C.   “Trade Secrets” shall mean all information that meets the definition of a trade secret pursuant to the Wisconsin Trade Secret Act, Wis. Stat. section 134.90(1)(c).

2.      Payment.  In consideration of her decision to enter into this Agreement, K-C shall pay Executive $25,000 per quarter, such fee to be paid on the first day of each calendar quarter, commencing on July 1, 2004 with the final payment to be made April 1, 2006.

3.      Confidentiality.  Executive promises that she shall not directly or indirectly disclose, and will not in any way use for the benefit of herself or any person or entity other than K-C, any Trade Secrets or Confidential Information. With respect to Trade Secrets, this confidentiality

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obligation shall remain in place and shall bind Executive for so long as the information remains a trade secret pursuant to applicable law. With respect to Confidential Information that is not a Trade Secret, this confidentiality obligation shall bind Executive until the earlier of the date that the particular information at issue becomes available publicly through no fault or participation of Executive, or the date two (2) years from her last day of active employment with K-C.

4.     Noncompete.  Executive promises that for a period of two (2) years from her last day of active employment with K-C, Executive shall not perform any services for or on behalf of any Competitor of K-C which in any way are intended to, or actually do, assist the Competitor to make any business decision(s). This noncompete includes and prohibits all such services regardless of the actual form of the relationship between the Executive and the Competitor (such as an employee, consultant, advisor, independent contractor, volunteer or otherwise), and this covenant applies regardless of whether Executive receives payment for such services and whether Executive provides the services directly or through another person or entity.

5.     Enforcement.  Executive acknowledges and agrees that any breach by her of the confidentiality or noncompete obligations described above would cause K-C serious and irreparable competitive harm that is not likely to be measurable specifically in terms of actual and definite economic damages. Therefore, Executive acknowledges and agrees that if she violates any of the confidentiality or noncompete promises contained in this SCN Agreement, or threatens to do so, that K-C shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief prohibiting such violation, in addition to any money damages that may be awarded. Additionally, Executive agrees that if K-C enforces any aspect of this SCN Agreement in a court of competent jurisdiction, she shall be liable to reimburse K-C for all expenses incurred in such enforcement activity, including attorneys’ fees.

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6.     Option.  The parties agree that this SCN Agreement will be automatically renewed with the same terms and conditions for an additional one year term, commencing on July 1, 2006 and ending on June 30, 2007, unless either party shall have given written notice to the other party prior to May 1, 2006 of its decision to terminate the Agreement.

7.     Relation To Other Agreements.  This SCN Agreement supplements, but does not in any way supercede or supplant, any other confidentiality or noncompete obligations that Executive may have to K-C. In this regard, Executive specifically affirms that she received sufficient consideration for the “Noncompete Agreement” she signed on April 1, 1998, including participation in the Kimberly-Clark Corporation 2001 Equity Participation Plan and the grants of an award of stock options pursuant thereto. Executive further affirms that she received sufficient consideration for the “Confidential Information and Business Ideas, Inventions and Developments Agreement” that she signed on March 27, 1978, including employment and continuing employment with K-C. Executive’s obligations pursuant to the prior “Noncompete Agreement” and the prior “Confidential Information Agreement” shall remain in full force and effect. This SCN Agreement is a separate agreement from the prior “Noncompete Agreement” and shall be fully enforceable regardless of whether the prior “Noncompete Agreement” would be enforced.

8.     Divisibility and Partial Enforcement.  If a court of competent jurisdiction determines that any aspects of the obligations imposed on Executive hereunder are unenforceable, the parties desire that all remaining obligations shall be divisible from any unenforceable provision, and shall remain in full force and effect. The parties further desire that the court enforce any part of any unenforceable provision to the full extent permitted by law.

9.     Acknowledgements.  K-C hereby advises Executive to discuss this SCN Agreement with legal counsel of her choice before signing it. By signing it, Executive acknowledges that she

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has had sufficient opportunity to consider this Agreement and to obtain legal advice to the extent she deemed necessary, that she understands its terms, and that she undertakes the obligations described in this SCN Agreement of her own choice and without any duress or coercion.

EXECUTIVE /s/ Kathi P. Seifert ———————— Kathi P. Seifert

KIMBERLY-CLARK CORPORATION By: /s/ Thomas J. Falk ———————— Name: Thomas J. Falk Title: Chief Executive Officer

SUPPLEMENTAL